PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED AUGUST 24, 2000)

9,200,000 Securities

AES TRUST VII

$3.00 Trust Convertible Preferred Securities ("Preferred Securities")

(Liquidation amount $50 per security) fully and unconditionally guaranteed by and convertible into Common Stock of

THE AES CORPORATION

     AES Trust VII, a statutory business trust created under the laws of the state of Delaware, issued and sold 9,200,000 $3.00 Trust Convertible Preferred Securities ("Preferred Securities"), liquidation preference $50 per security in transactions exempt from the registration requirements of the Securities Act of 1933, as amended. We filed a registration statement (Registration No. 333-40870) on August 24, 2000 ("Registration Statement"), in order to permit the holders of the Preferred Securities to resell their Preferred Securities in offerings registered with the Securities and Exchange Commission. On pages 57 through 59 of the Registration Statement, there is a table that lists:

          (i) each person selling Preferred Securities in connection with the prospectus (the "Selling Holders"); and
          (ii) the number of Preferred Securities beneficially owned by each such Selling Holder.

This prospectus supplement, which provides supplemental information to that Registration Statement, amends certain information relating to the list of Selling Holders:

     1) The number of Preferred Securities to be sold by The Travelers Indemnity Company listed on the prospectus supplement dated March 12, 2002 is amended to 73,439

     2) The number of Preferred Securities to be sold by Primerica Life Insurance Company listed on the prospectus supplement dated March 12, 2002 is amended to 21,508

     3) The number of Preferred Securities to be sold by The Travelers Insurance Company Separate Account TLAC listed on the prospectus supplement dated March 12, 2002 is amended to 4,407

     4) The number of Preferred Securities to be sold by The Travelers Insurance Company-Life listed on the prospectus supplement dated March 12, 2002 is amended to 36,920

     5) The number of Preferred Securities to be sold by The Travelers Life and Annuity Company listed on the prospectus supplement dated March 12, 2002 is amended to 4,086

     6) The number of Preferred Securities to be sold by The Travelers Series Trust Convertible Bond Portfolio listed on the prospectus supplement dated March 12, 2002 is amended to 6,000

     7) The number of Preferred Securities to be sold by Managed Asset Trust listed on the prospectus supplement dated March 12, 2002 is amended to 4,000

     None of such Selling Holders has a material relationship with AES Trust VII or The AES Corporation except as we have described in the accompanying prospectus.


THE DATE OF THIS PROSPECTUS SUPPLEMENT IS MARCH 12, 2002